EXHIBIT 3.1

PAN PACIFIC RETAIL PROPERTIES, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

The undersigned, James J. Hanks, Jr., whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Pan Pacific Retail Properties, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the

State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

ARTICLE V

THE BOARD OF DIRECTORS

Section 5.1 NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law nor more than 15. In addition, Independent Directors shall at all times comprise a majority of the Board of Directors. For the purposes hereof, “Independent Director” shall mean an individual who is not (a) an employee, officer, or affiliate of the Corporation or a subsidiary or division thereof or any entity directly or indirectly in control of the Corporation or any subsidiary or division thereof, (b) a blood relative of a principal executive officer of the Corporation, or (c) a stockholder, partner, director, officer, member or employee of any person acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Corporation in addition to director’s fees. The names of the directors who shall serve until the first annual meeting of stockholders held in the year adjacent to their names below and until their successors are duly elected and qualify are:

Stuart A. Tanz (2000)

Russell E. Tanz (2000)

Mark J. Riedy (1999)

Bernard M. Feldman (1999)

Melvin S. Adess (1998)

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

The Corporation’s Board of Directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock or of stock other than the Common Stock) is divided into three classes of directors, as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Section 5.2 EFFECT OF INCREASES AND DECREASES IN THE AUTHORIZED NUMBER OF DIRECTORS. In the event of any increase or decrease in the authorized number of directors:

(a) Each director then serving shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director’s term or such director’s prior death, retirement, resignation or removal; and

(b) Except to the extent that an increase or decrease in the authorized number of the directors occurs in connection with the rights of holders of Preferred Stock to elect additional directors, the newly-created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the three classes so as to keep the number of directors in each class as nearly equal as possible.

Section 5.3 GENERAL TERM OF OFFICE. Notwithstanding the provisions of Sections 5.1 and 5.2, each director shall serve until such director’s successor is elected and qualified or until such director’s death, retirement, resignation or removal.

Section 5.4 REMOVAL OF DIRECTORS. Subject to the rights of holders of one or more classes or series of Preferred Stock or of any stock other than the Common Stock to elect one or more directors, any director, or the entire Board of Directors may be removed from office only for cause and then only by the affirmative vote of the holders of at least a majority of the votes entitled to be cast generally in the election of directors without cumulative voting. For the purpose of this paragraph, “cause” shall mean with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.5 FILLING VACANCIES. Except as may otherwise be provided in the terms of Preferred Stock or of any stock other than the Common Stock to elect additional directors, or in any agreement relating to the right to designate nominees for election to the Board of Directors, should a vacancy on the Board of Directors occur or be created (whether arising through death, retirement, resignation or removal), other than through an increase but not a decrease, in the number of authorized directors, such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors. A vacancy on the Board of Directors resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of the entire Board of Directors. By the vote required to elect a director, the stockholders may fill any vacancy on the Board of Directors resulting from the removal of a director, except for directors elected by a class or series of stock.

Section 5.6 DIRECTORS ELECTED BY HOLDERS OF LESS THAN ALL CLASSES OR SERIES OF STOCK.

(a) AUTHORITY AND TERM OF OFFICE. The holders of each class of Preferred Stock or of any stock other than the Common Stock, voting as a separate class, shall be entitled to elect one or more directors, and to fill vacancies thereafter occurring in such directorships, only to the extent expressly so provided in the terms of such class of stock as set forth in the Charter. A director, if any, so elected by holders of Preferred Stock or any stock other than the Common Stock shall serve for a term ending on the date of the next annual meeting of stockholders following the annual meeting of stockholders at which such director was elected, or until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the terms of such class or series of stock entitled to elect such director, whichever occurs earlier, and subject to such director’s earlier death, disqualification, resignation or removal.

(b) EFFECT OF PREFERRED DIRECTORSHIPS. Upon commencement of and for the duration of any period in which the holders of any class or series of Preferred Stock or of stock other than the Common Stock have elected an additional director or directors, the authorized number of directors of the Corporation shall automatically be increased by such number of directors authorized to be elected by holders of such stock. Except as otherwise in the terms of such stock as set forth in the Charter, whenever the holders of such class or series of stock having such right to elect additional directors are divested of such right pursuant to the provisions of such class or series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.7 AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of the Corporation or the Bylaws.

Section 5.8 AMENDMENTS TO THE BYLAWS. Subject to applicable law, the stockholders shall have the right to adopt, alter and repeal any provision of the Bylaws of the

Corporation. Any such amendment shall be effective if approved by the affirmative vote of holders of not less than a majority of all of the votes entitled to be cast on the matter. Subject to the right of the stockholders to adopt, alter and repeal Bylaws, the Board of Directors is expressly authorized, by the affirmative vote of a majority of the Corporation’s directors, to adopt, alter or repeal Bylaws of the Corporation.

Section 5.9 DETERMINATIONS BY THE BOARD OF DIRECTORS. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any matter relating to the construction or interpretation of the Charter or Bylaws of the Corporation.

Section 5.10 RESERVED POWERS OF THE BOARD OF DIRECTORS. The enumeration and definition of particular powers of the Board of Directors included in this Article V shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE VI

PROVISIONS FOR DEFINING, LIMITING AND REGULATING

CERTAIN POWERS OF THE CORPORATION

AND OF THE STOCKHOLDERS AND DIRECTORS

Section 6.1 PREEMPTIVE RIGHTS. Except as may be specifically provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 7.4 or pursuant to a written contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 6.2 ADVISOR AGREEMENTS. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 6.3 RELATED PARTY TRANSACTIONS. Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement of the character described in Section 6.2 or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party (an “Interested Officer/Director”), and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if: (i) the existence is disclosed or known to the Board of Directors, and the contract or transaction is authorized, approved or ratified by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board of Directors; or (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of the shares held of record by the Interested Officers/Directors; or (iii) the contract or transaction is fair and reasonable to the Corporation. Any Interested Officer/Director of the Corporation or the stock owned by them or by a corporation, association, company, trust, partnership (limited or general) or other organization in which an Interested Officer/Director may have an interest, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

Section 6.4 OTHER ACTIVITIES OF MANAGEMENT. Certain of the officers and directors of the Corporation and their affiliates are continuously engaged in acquiring, developing, constructing, operating and managing real property. By virtue of these activities, opportunities to acquire, develop and own properties will become available to the officers and directors of the Corporation and their affiliates in the future. Any of the officers and directors of the Corporation and their affiliates may continue to engage in such activities, independently or with others, the officers and directors of the Corporation and their affiliates shall have no obligation to make any such business opportunities available to the Corporation, and the Corporation shall have no interest in any such business opportunities other than business opportunities which the officers and directors of the Corporation and their affiliates, in their sole discretion, have made available to the Corporation and in which the Corporation has invested.

Section 6.5 INDEMNIFICATION. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 6.6 REIT QUALIFICATION. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to qualify or to continue to be qualified as a REIT and such determination is approved by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VIII is no longer required for REIT qualification.

ARTICLE VII

STOCK

Section 7.1 AUTHORIZED SHARES. The Corporation has authority to issue 100,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and 30,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,300,000.

Section 7.2 COMMON STOCK. Subject to the provisions of Article VIII, each share of Common Stock shall have the following preferences, rights, powers, restrictions, limitations and qualifications, and such others as may be afforded by law:

(a) VOTING RIGHTS. Except as may otherwise be required by law, and subject to action, if any, by the Board of Directors, pursuant to Sections 7.3 and 7.4, granting to the holders of one or more classes of Preferred Stock exclusive voting powers with respect to specified matters, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on all matters to be voted upon by the stockholders.

(b) DIVIDEND RIGHTS. After provision for preferential dividends on any then outstanding classes of Preferred Stock, if any, fixed by the Board of Directors pursuant to Sections 7.3 and 7.4 hereof, shall have been satisfied, and after satisfaction of any other requirements, if any, including with respect to redemption rights and preferences, in any such classes of Preferred Stock, then and thereafter the holders of Common Stock shall be entitled to receive, pro rata in relation to the number of shares of Common Stock held by them, such dividends as may be authorized from time to time by the Board of Directors out of funds legally available therefor.

(c) LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, fixed pursuant to Sections 7.3 and 7.4, to be distributed to the holders of any then outstanding shares of Preferred Stock, and subject to the right, if any, of the holders of any outstanding shares of Preferred Stock to participate further in any liquidating distributions, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by them.

(d) RECLASSIFICATION. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 7.3 PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

Section 7.4 CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VIII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 7.4 may be made dependent upon facts or events ascertainable outside the charter of the Corporation (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 7.5 CHARTER AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter of the Corporation and the Bylaws.

ARTICLE VIII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 8.1 DEFINITIONS. For the purpose of this Article VIII, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of shares of Common Stock by a Person who is or would be treated as an owner of such shares of Common Stock either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 8.3(f).

“Constructive Ownership” shall mean ownership of shares of Common Stock by a Person who is or would be treated as an owner of such shares of Common Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Initial Date” means the date upon which the Articles of Amendment containing this Article VIII are filed with the SDAT.

“Initial Public Offering” shall mean the sale of shares of Common Stock pursuant to the Corporation’s first effective registration statement for such shares of Common Stock filed under the Securities Act of 1933, as amended.

“IRS” means the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of the shares of Common Stock on the trading day immediately preceding the relevant date, or if the shares of Common Stock are not then traded on the New York Stock Exchange (“NYSE”), the last reported sales price of the shares of Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the shares of Common Stock may be traded, or if the shares of Common Stock are not then traded over any exchange or quotation system, then the market price of the shares of Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean 6.25 percent (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of the shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock); provided that the ownership of shares of Common Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code or otherwise result in the Corporation failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in a transfer to a Trust, as provided in Section 8.2(b), the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Common Stock for another Person who is the beneficial transferee or owner of such Shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in a transfer to a Trust, as provided in Section 8.2(b), the record holder of the shares of Common Stock if such Transfer had been valid under Section 8.2(a).

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, and such determination is approved by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Common Stock, or any other event that results in a change in Beneficial Ownership or Constructive Ownership of shares of Common Stock including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Common Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for shares of Common Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of shares of Common Stock), and whether by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 8.2.

“Trustee” shall mean the Person unaffiliated with the Corporation, the Purported Beneficial Transferee, and the Purported Record Transferee, that is appointed by the Corporation to serve as trustee of the Trust.

Section 8.2 RESTRICTION ON OWNERSHIP AND TRANSFERS.

(a) BASIC RESTRICTIONS. During the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date:

(i) except as provided in Section 8.9, no Person shall Beneficially Own shares of Common Stock in excess of the Ownership Limit;

(ii) except as provided in Section 8.9, no Person shall Constructively Own in excess of 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation; and

(iii) no Person shall Beneficially or Constructively Own shares of Common Stock to the extent that such Beneficial or Constructive Ownership of Common Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to ownership that would result in the Corporation actually or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships, limited liability companies, qualified REIT subsidiaries as described in Section 856(i)(2) of the Code, or other entities) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(b) TRANSFER IN TRUST. If, during the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other foreign or domestic exchange or quotation system) or any other event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Common Stock in violation of Section 8.2(a):

(i) then that number of shares of Common Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 8.2(a) (rounded up to the nearest whole share) (whether or not such shares are owned by such Person or any other Person) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 8.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares of Common Stock; or

(ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning shares of Common Stock in violation of Section 8.2(a), then the Transfer of that number of shares of Common Stock that otherwise would cause any Person to violate Section 8.2(a) shall be void AB INITIO, and the Purported Beneficial Transferee shall have no rights in such shares of Common Stock, or, in the case of a transfer of interests in other entities which results in changes in Beneficial or

Constructive Ownership of shares of Common Stock, the number of shares of Common Stock owned by such Person or any other Person which would cause any Person to violate Section 8.2(a) above shall be redeemable by the Corporation at its sole option at a price equal to the fair market value of such shares at the time of such transfer.

(c) Subject to Section 8.12, notwithstanding any other provisions contained herein, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of shares of Common Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other foreign or domestic exchange or quotation system) that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO, and the intended transferee shall acquire no rights in such shares of Common Stock.

Section 8.3 TRANSFER OF SHARES OF COMMON STOCK IN TRUST.

(a) OWNERSHIP IN TRUST. Upon any purported Transfer or other event described in Section 8.2(b) that would result in a transfer of shares of Common Stock to a Trust, such shares of Common Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 8.2(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee or Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 8.3(f).

(b) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Common Stock held by the Trustee shall be issued and outstanding shares of Common Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares of Common Stock held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Common Stock held in the Trust.

(c) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Common Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized or declared but unpaid shall be paid when due to the Trustee with respect to such shares of Common Stock. Any dividends or distributions so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to shares of Common Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Common Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Corporation has received notification that shares of Common Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(d) SALE OF SHARES BY TRUSTEE. Within 20 days of receiving notice from the Corporation that shares of Common Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Common Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares of Common Stock will not violate the ownership limitations set forth in Section 8.2(a). Upon such sale, the interest of the Charitable Beneficiary in the shares of Common Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 8.3(d). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the shares of Common Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Common Stock at Market Price, the Market Price of the shares of Common Stock on the day of the event which resulted in the transfer of the shares of Common Stock to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Common Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary, together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that such shares of Common Stock have been transferred to the Trustee, such shares of Common Stock are sold by a Purported Record Transferee, then (i) such shares of Common Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares of Common Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 8.3(d), such excess shall be paid to the Trustee upon demand.

(e) PURCHASE RIGHT IN COMMON STOCK TRANSFERRED TO THE TRUSTEE. Shares of Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Common Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Common Stock at Market Price, the Market Price of such shares of Common Stock on the day of the event which resulted in the transfer of the shares of Common Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Common Stock held in the Trust pursuant to Section 8.3(d). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Common Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such shares of Common Stock shall thereupon be paid to the Charitable Beneficiary.

(f) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Common Stock held in the Trust would not violate the restrictions set forth in Section 8.2(a) in the hands of such Charitable Beneficiary and (ii) each such Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

Section 8.4 REMEDIES FOR BREACH. If the Board of Directors of the Corporation or any duly authorized committee thereof (or other designees if permitted by Maryland law) shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 8.2 or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Common Stock in violation of Section 8.2 (whether or not such violation is intended), the Board of Directors or a committee thereof (or other designees if permitted by Maryland law) shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Common Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; PROVIDED, HOWEVER, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 8.2(a) shall automatically result in the transfer to the Trust described in Section 8.2(b) above, and, where applicable, such Transfer (or other event) shall be void AB INITIO as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof (or other designees if permitted by Maryland law).

Section 8.5 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire shares of Common Stock in violation of Section 8.2(a), or any Person who is a Purported Transferee such that an automatic transfer to a Trust results under Section 8.2(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 8.6 OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Initial Public Offering and prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Common Stock and each Person (including the stockholder of record) who is holding shares of Common Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 8.7 REMEDIES NOT LIMITED. Nothing contained in this Article VIII (but subject to Section 6.6 and Section 8.12) shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 8.8 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Sections 8.2 through 8.10, or any definition contained in Section 8.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of Sections 8.2 through 8.10 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 8.12). In the event any of Sections 8.2 through 8.10 requires an action by the Board of Directors and the charter of the Corporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 8.2 through 8.10. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8.2(b)) acquired Beneficial Ownership or Constructive Ownership of shares of Common Stock in violation of Section 8.2(a) such remedies (as applicable) shall apply first to the shares of Common Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Common Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Common Stock based upon the relative number of the shares of Common Stock held by each such Person.

Section 8.9 EXCEPTIONS AND ADJUSTMENTS.

(a) Subject to Section 8.2(a)(iii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning shares of Common Stock in excess of the Ownership Limit if the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of such shares of Common Stock will violate the Ownership Limit or that any such violation will not cause the Corporation to fail to qualify as a REIT under the Code and such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 8.2) or attempted violation will result in such shares of Common Stock being transferred to a Trust in accordance with Section 8.2(b). The Board of Directors may, but is not required to make the exemption described in this Section 8.9(a) irrevocable.

(b) Subject to Section 8.2(a)(iii), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning shares of Common Stock in excess of 9.8% (by value or by number of shares of Common Stock, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation, if such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 8.2) will result in such shares of Common Stock being automatically transferred to a Trust in accordance with Section 8.2(b). Notwithstanding the foregoing, the inability of a Person to make the certification described in this Section 8.9(b) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person Constructively Owning shares of Common Stock in excess of 9.8% of the outstanding shares of Common Stock if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Corporation in any taxable year after taking into account the effect of this sentence with respect to all other shares of Common Stock to which this sentence applies. The Board of Directors may, but is not required to, make the exemption described in this Section 8.9(b) irrevocable.

(c) Prior to granting any exception pursuant to Section 8.9(a) or 8.9(b), the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(d) During the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date, the Board of Directors may from time to time increase or decrease the Ownership Limit provided:

(i) After giving effect to any such increase, five Beneficial Owners of shares of Common Stock could not (taking into account the Ownership Limit and any exceptions granted to such limit pursuant to this Section 8.9) Beneficially Own, in the aggregate, more than 49% of the outstanding shares of Common Stock;

(ii) The Ownership Limit may not be increased to a percentage which is greater than 9.8%; and

(iii) Any such increase or decrease will not adversely affect the Corporation’s ability to qualify as a REIT.

Section 8.10 LEGEND. Each certificate for shares of Common Stock shall bear substantially the following legend:

The Corporation is authorized to issue stock of more than one class, consisting of shares of Common Stock and one or more classes of shares of Preferred Stock or any class or series of stock other than Common Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of shares of Preferred Stock before the issuance of any shares of Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the charter of the Corporation and a written statement of the designations, relative rights, preferences and limitations applicable to each such class of stock. Requests for such written statement may be directed to the Corporate Secretary at the Corporation’s principal office.

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own shares of the Corporation’s Common Stock in excess of 6.25 percent (by value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation; (ii) no Person may Constructively Own in excess of 9.8 percent of the outstanding shares of Common Stock of the Corporation (by value or number of shares, whichever is more restrictive); (iii) no Person may Beneficially or Constructively Own shares of Common Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Common Stock if such Transfer would result in the Common Stock of the Corporation being owned by fewer than 100 Persons or otherwise cause the Corporation to fail to qualify as a REIT. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Common Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Common Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Common Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void AB INITIO. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Common Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Corporate Secretary, at the Corporation’s principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge.

Section 8.11 SEVERABILITY. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 8.12 NYSE TRANSACTIONS. Nothing in this Article VIII shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The fact that the settlement of any transaction is occurring shall not negate the effect of any other provision of this Article VIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VIII.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation. No provision of the charter of the Corporation shall be added, amended or repealed unless, in addition to any vote of the holders of Preferred Stock or of any class or series of stock other than Common Stock required by the terms of then outstanding shares of such stock, such action is approved by the affirmative vote of a majority of all votes entitled to be cast on the matter. In addition, the Corporation shall not dissolve, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

ARTICLE X

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the charter of the Corporation or the Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 20,000,000, consisting of 20,000,000 shares of Common Stock, $.01 par value per share and no shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $200,000.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 130,000,000, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, and 30,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,300,000.

NINTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of August, 1997.

ATTEST:	PAN PACIFIC RETAIL PROPERTIES, INC.

/s/ David L. Adlard	By:	/s/ Stuart A. Tanz	(SEAL)
David L. Adlard		Stuart A. Tanz
Secretary		Chief Executive Officer

PAN PACIFIC RETAIL PROPERTIES, INC.

ARTICLES OF AMENDMENT

Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 5.1 of Article V in its entirety and inserting the following Section 5.1 of Article V in lieu thereof:

“Section 5.1. NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law nor more than 15. In addition, Independent Directors shall at all times comprise a majority of the Board of Directors. For the purposes hereof, “Independent Director” shall mean an individual who is not (a) an employee, officer, or affiliate of the Corporation or a subsidiary or division thereof or any entity directly or indirectly in control of the Corporation or any subsidiary or division thereof, (b) a blood relative of a principal executive officer of the Corporation, or (c) a stockholder, partner, director, officer, member or employee of any person acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Corporation in addition to director’s fees. At each Annual Meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation, directors shall be elected to hold office for a term of one year and until such director’s successor is elected and qualifies or until such director’s earlier resignation or removal.”

SECOND: The Charter is hereby further amended by deleting the definition of “Ownership Limit” set forth in Section 8.1 of Article VIII of the Charter and inserting the following definition of “Ownership Limit” in lieu thereof:

“Ownership Limit” shall mean 9.8 percent (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation.”

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President, and attested to by its Secretary, on this 20th day of May, 2004.

ATTEST:	PAN PACIFIC RETAIL PROPERTIES, INC.

/s/ Joseph B. Tyson	By:	/s/ Stuart A. Tanz
Joseph B. Tyson		Stuart A. Tanz
Secretary		President

34